EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com
Laredo Petroleum Announces Appointment of Lisa Lambert to Board of Directors
TULSA, OK - August 17, 2020 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or the "Company") today announced the appointment of Lisa Lambert to the Company’s Board of Directors (the "Board"). Her appointment as an independent director was effective August 13, 2020. Additionally, Peter Kagan has resigned from the Board, also effective August 13, 2020.
Ms. Lambert’s background in the technology sector, leading innovation efforts and global investment initiatives, brings a unique perspective to Laredo’s Board as the Company embarks on a digital transformation to drive efficiencies and cost savings. She currently serves as Chief Technology and Innovation Officer at National Grid and Founder and President of National Grid Partners. Prior experience includes two years as Managing Partner at The Westly Group, 19 years at Intel Corporation in various positions, including Managing Director of both Intel Capital’s Software and Services Fund and Diversity Fund, and six years at Owens Corning Corporation.
Ms. Lambert served on the boards of multiple portfolio companies while at Intel Capital, was on the board of directors of the National Venture Capital Association for four years and is the founder, CEO and Chairman of UPWARD, a non-profit global network of executive women. Her educational background includes a Bachelor of Science in Management Information Systems from The Pennsylvania State University and a Master of Business Administration from Harvard Business School.
"The addition of Lisa to the Board demonstrates our commitment to employing technology to improve our Company and our willingness to embrace diverse opinions to drive our transformation," stated Jason Pigott, President and Chief Executive Officer. "I am excited to be working with Lisa as we shape the future of the Company."
"I would like to thank Peter for his many years of service to Laredo," commented Bill Albrecht, Chairman of the Board. "As a Managing Director at Warbug Pincus, Peter was instrumental in securing the initial financing for the Company and his counsel and industry knowledge over the last 14 years have been invaluable. It has been a privilege to work with him and we wish him all the best."

EXHIBIT 99.1
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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